Exhibit 99.1

K2M Group Holdings, Inc. Reports Fourth Quarter and Full Year 2016 Financial Results
with U.S. Revenue Growth of 21.5% year-over-year in Q4’16

Leesburg, VA, March 6, 2017 - K2M Group Holdings, Inc. (Nasdaq: KTWO) (the "Company" or "K2M"), a global leader of complex spine and minimally invasive solutions focused on achieving three-dimensional Total Body BalanceTM, today reported financial results for the fourth quarter and fiscal year ended December 31, 2016.
Fourth Quarter 2016 Financial Summary:

•	Total Q4 revenue of $61.8 million, up 14.0% year-over-year. Total Q4 revenue increased 14.9% year-over-year on a constant currency basis.

•	Domestic Q4 revenue of $47.7 million, up 21.5% year-over-year, comprised of:

◦	U.S. Complex Spine growth of 18.0% year-over-year

◦	U.S. Minimally Invasive Surgery (MIS) growth of 37.3% year-over-year

◦	U.S. Degenerative growth of 19.3% year-over-year.

•	International Q4 revenue of $14.1 million, down approximately 5.8% year-over-year, or 2.8% on a constant currency basis.

•	Net loss of $12.5 million for the three months ended December 31, 2016, compared to a net loss of $8.5 million in the comparable period last year.

•	Adjusted EBITDA loss of $0.8 million for the three months ended December 31, 2016, compared to Adjusted EBITDA of $1.3 million in the comparable period last year.
Fourth Quarter 2016 Highlights:

•
On October 6, 2016, the Company announced it had received 510(k) clearance from the FDA to expand its CASCADIA™ Lateral Interbody System featuring Lamellar 3D Titanium Technology™, the Company's innovative technology that uses 3D printing with the goal of allowing for bony integration throughout the implant. The CASCADIA Lateral Interbody System line extension clearance strengthens K2M's MIS portfolio and the Company's leadership in the 3D printing of spinal devices, as evidenced by its having the most comprehensive 3D-printed spinal portfolio available on the market among leading spine companies.

•
On October 26, 2016, the Company announced the U.S. launch of its award-winning CASCADIA Interbody Systems, featuring Lamellar 3D Titanium Technology, during the 31st North American Spine Society (NASS) Annual Meeting. K2M presented clinical background on its 3D-printed spinal devices and showcased the Company's comprehensive CASCADIA product portfolio, which was recognized by Orthopedics This Week with a 2016 Spine Technology Award as one of the best new spine technologies of 2016.

Highlights Subsequent to Quarter-End:

•
On February 15, 2017, the Company introduced Balance ACSTM (or BACSTM), a comprehensive platform that applies three-dimensional solutions across the entire clinical care continuum to help drive quality outcomes for patients undergoing spinal surgery. BACS provides solutions focused on achieving balance of the spine by addressing each anatomical vertebral segment with a 360-degree approach of the axial, coronal and sagittal planes, emphasizing Total Body Balance as a critical component to surgical success.

“We reported constant currency revenue growth of 14.9% year-over-year in the fourth quarter, driven by U.S. constant currency revenue growth of 21.5% year-over-year,” said President and Chief Executive Officer, Eric Major. “We delivered approximately 17% growth in the U.S. in calendar year 2016 and we believe this strong performance reflects the Company’s success in executing our strategic plan to introduce differentiated spine technologies and expand our global distribution network. Our U.S. growth reflects the clearest indication yet of the increasing adoption of our innovative products by the spine surgeon community.. Outside the U.S., we successfully navigated challenging market disruptions with our distributors in Australia and Japan earlier in 2016, and look forward to building on our improving results during 2017 without the expectation of these headwinds. We continue to anticipate our ability to grow our U.S. revenue in the mid-teens in 2017 with improved profitability.”
Fourth Quarter 2016 Financial Results

	Three Months Ended December 31,		Increase / Decrease
($ in thousands)	2016	2015	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$47,669	$39,236	$8,433	21.5%	21.5%
International	$14,122	$14,984	$(862)	(5.8)%	(2.8)%
Total Revenue:	$61,791	$54,220	$7,571	14.0%	14.9%

Total revenue for fourth quarter 2016 increased $7.6 million, or 14.0%, to $61.8 million, compared to $54.2 million in the fourth quarter of 2015. Total revenue increased 14.9% year-over-year on a constant currency basis. The increase in revenue was primarily driven by greater sales volume from primarily domestic new surgeon users and newer product offerings, offset by decreases in both international direct and distributor revenue compared to last year.
Revenue in the United States increased $8.4 million, or 21.5% year-over-year, to $47.7 million, and international revenue decreased $0.9 million, or 5.8% year-over-year, to $14.1 million. Fourth quarter 2016 international revenue decreased 2.8% year-over-year on a constant currency basis. Foreign currency exchange impacted fourth quarter international revenue by approximately $0.5 million, representing approximately 302 basis points of international growth year-over-year.
The following table represents domestic revenue by procedure category.

	Three Months Ended December 31,		Increase / Decrease
($ in thousands)	2016	2015	$ Change	% Change

Complex Spine	$17,934	$15,194	$2,740	18.0%
Minimally Invasive	8,058	5,867	2,191	37.3%
Degenerative	21,677	18,175	3,502	19.3%
U.S Revenue:	$47,669	$39,236	$8,433	21.5%
By procedure category, U.S. revenue in the Company’s complex spine, MIS and degenerative categories represented 37.6%, 16.9% and 45.5% of U.S. revenue, respectively, for the three months ended December 31, 2016.
Gross profit for fourth quarter of 2016 increased 6.7% to $38.4 million, compared to $35.9 million for fourth quarter 2015. Gross margin was 62.1% for the fourth quarter of 2016, compared to 66.3% last year. After adjusting for a medical device tax recovery of $0.7 million in 2015, Gross margin was 62.1% for the fourth quarter of 2016 as compared to 65.0% in the comparable period last year. Gross profit includes amortization expense on investments in surgical instruments of $3.6 million, or 5.8% of sales, for the three months ended December 31, 2016, compared to $3.2 million, or 5.9% of sales, for the comparable period last year.
Operating expenses for fourth quarter 2016 increased $4.2 million, or 9.7%, to $47.7 million, compared to $43.5 million for fourth quarter 2015. The increase in operating expenses was driven primarily by a $2.5 million increase in general and administrative expenses, a $1.2 million increase in sales and marketing expenses and, to a lesser extent, a $0.5 million increase in research and development expenses compared to the comparable period last year.
Loss from operations for the fourth quarter of 2016 was $9.4 million, compared to a loss from operations of $7.6 million for the comparable period last year. Loss from operations included intangible amortization of $2.6 million for each of the fourth quarters of 2016 and 2015.

Total other expenses for the fourth quarter of 2016 increased $2.3 million to $3.1 million, compared to $0.8 million last year. The increase in other expense, net, was primarily attributable to interest expense incurred on the capital lease obligation related to our headquarters and operations facilities as well as the Convertible Senior Notes issued in August 2016, and an increase of $1.1 million in unrealized losses from foreign currency re-measurement on intercompany payable balances. Foreign currency losses impacted operating results compared to last year due to changes in the average exchange rates of the U.S. Dollar, Pound Sterling and Euro applied to intercompany balances in both periods.
Net loss for the fourth quarter of 2016 was $12.5 million, or $(0.30) per diluted share, compared to a loss of $8.5 million, or $(0.21) per diluted share, for the fourth quarter of 2015.
Twelve-Months 2016 Financial Results

	Twelve Months Ended December 31,		Increase / Decrease
($ in thousands)	2016	2015	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$181,078	$155,291	$25,787	16.6%	16.6%
International	55,556	60,716	(5,160)	(8.5)%	(6.6)%
Total Revenue:	$236,634	$216,007	$20,627	9.5%	10.2%
For the twelve months ended December 31, 2016, total revenue increased $20.6 million, or 9.5%, to $236.6 million, compared to $216.0 million for the twelve months ended December 31, 2015. Total revenue increased 10.2% year-over-year on a constant currency basis. U.S. revenue increased $25.8 million, or 16.6%, to $181.1 million in fiscal year 2016, compared to $155.3 million last year. International revenue decreased $5.1 million, or 8.5%, to $55.6 million in fiscal year 2016, compared to $60.7 million last year. International revenue decreased 6.6% year-over-year on a constant currency basis.
The following table represents domestic revenue by procedure category.

	Twelve Months Ended December 31,		Increase / Decrease
($ in thousands)	2016	2015	$ Change	% Change

Complex Spine	$71,915	$63,398	$8,517	13.4%
Minimally Invasive	28,711	23,633	5,078	21.5%
Degenerative	80,452	68,260	12,192	17.9%
U.S Revenue:	$181,078	$155,291	$25,787	16.6%
Sales in our complex spine, MIS and degenerative categories represented 39.7%, 15.9% and 44.4% of U.S. revenue, respectively, for the twelve months ended December 31, 2016.
As of December 31, 2016, we had cash and cash equivalents of $45.5 million as compared to $34.6 million as of December 31, 2015. We had working capital of $115.9 million as of December 31, 2016 as compared to $107.4 million as of December 31, 2015. At December 31, 2016, outstanding long-term indebtedness included the carrying value of the Convertible Senior Notes of $36.9 million and the capital lease obligation of $34.9 million. In addition, we had no borrowings outstanding under our credit facility.
2017 Outlook
The Company is introducing its fiscal year 2017 guidance expectations. The Company expects:

•
Total revenue on an as reported basis in the range of $263.0 million to $270.0 million, representing growth of 11% to 14% year-over-year, compared to total revenue of $236.6 million in fiscal year 2016. The Company expects mid-teens growth in its U.S. business in 2017.

•	Total net loss of approximately $34.0 million to $31.0 million, compared to a total net loss of $41.7 million in fiscal year 2016.

•	Adjusted EBITDA in a range of $6.0 million to $10.0 million, compared to Adjusted EBITDA of $0.6 million in fiscal year 2016.

Conference Call
Management will host a conference call at 5:00 p.m. Eastern Time on March 6th to discuss the results of the quarter, and to host a question and answer session. Those who would like to participate may dial 888-208-1814 (719-457-2552 for international callers) and provide access code 4389380 approximately 10 minutes prior to the start of the call. A live webcast of the call will also be provided on the investor relations section of the Company's website at http://Investors.K2M.com/.
For those unable to participate, a replay of the call will be available for two weeks at 888-203-1112 (719-457-0820 for international callers); access code 4389380. The webcast will be archived on the investor relations section of the Company's website.
About K2M Group Holdings, Inc.
K2M Group Holdings, Inc. is a global leader of complex spine and minimally invasive solutions focused on achieving three-dimensional Total Body Balance. Since its inception, K2M has designed, developed and commercialized innovative complex spine and minimally invasive spine technologies and techniques used by spine surgeons to treat some of the most complicated spinal pathologies. K2M has leveraged these core competencies into Balance ACS, a platform of products, services, and research to help surgeons achieve three-dimensional spinal balance across the axial, coronal and sagittal planes, with the goal of supporting the full continuum of care to facilitate quality patient outcomes. The Balance ACS platform, in combination with the Company's technologies, techniques and leadership in the 3D-printing of spinal devices, enable K2M to compete favorably in the global spinal surgery market. For more information, visit www.K2M.com and connect with us on Facebook, Twitter, Instagram, LinkedIn, and YouTube.
Forward-Looking Statements
This press release contains forward-looking statements that reflect current views with respect to, among other things, operations and financial performance. Forward-looking statements include all statements that are not historical facts such as our statements about our expected financial results and guidance and our expectations for future business prospects, including with respect to our international distribution partners in Australia and Japan. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties including, among other things: our ability to achieve or sustain profitability; our ability to successfully demonstrate the merits of our technologies; pricing pressure from our competitors, hospitals and changes in third-party coverage and reimbursement; competition and our ability to develop and commercialize new products; aggregation of hospital purchasing from collaboration and consolidation; hospitals and other healthcare providers may be unable to obtain adequate coverage and reimbursement for procedures performed using our products; the safety and efficacy of our products is not yet supported by long-term clinical data; our dependence on a limited number of third-party suppliers; our ability to maintain and expand our network of direct sales employees, independent sales agencies and international distributors and their level of sales or distribution activity with respect our products; the proliferation of physician-owned distributorships; concentration of sales from a limited number of spinal systems or products that incorporate these technologies; loss of the services of key members of our senior management, consultants or personnel; ability to enhance our product offerings through our research and development efforts; failure to properly manage our anticipated growth; acquisitions of or investments in new or complementary businesses, products or technologies; ability to train surgeons on the safe and appropriate use of our products; requirements to maintain high levels of inventory; impairment of our goodwill or intangible assets; disruptions in our information technology systems; any disruption or delays in operations at our facilities, including our new headquarter facility; or an ability to ship a sufficient number of our products to meet demand; ability to strengthen our brand; fluctuations in insurance cost and availability; extensive governmental regulation; in the United States and foreign jurisdictions; failure to obtain or maintain regulatory approvals and clearances; requirements for new 510(k) clearances, premarket approvals or new or amended CE Certificates of Conformity; medical device reporting regulations in the United States and foreign jurisdictions; voluntary corrective actions by us or our distribution or other business partners or agency enforcement actions; a recall of our products; withdrawal or restrictions on our products or the discovery of serious safety issues with our products; possible enforcement action if we engage in improper marketing or promotion of our products; the misuse or off-label use of our products; delays or failures in any future clinical trials; the results of clinical trials; procurement and use of allograft bone tissue; environmental laws and regulations; compliance by us or our sales representatives with FDA regulations or fraud and abuse laws; U.S. legislative or regulatory healthcare reforms; medical device tax provisions in the healthcare reform laws; our need to generate significant sales to become profitable; potential fluctuations in sales volumes and our results of operations may fluctuate over the course of the year; uncertainty in our future capital needs; failure to comply with restrictions in our revolving credit facility; continuing worldwide economic instability; our inability to protect our intellectual property rights; our reliance on patent rights that we either license from others or have obtained through assignments; our patent litigation; the outcome of potential claims that we, our employees, our independent sales agencies or our distributors have wrongfully used or disclosed alleged trade secrets or are in breach of non-competition or non-solicitation agreements with our competitors; potential product liability lawsuits; operating risks relating to our international operations; foreign currency fluctuations; our ability to comply with the Foreign Corrupt Practices Act and similar laws associated with our activities outside the United States; possible conflicts of interest with our large shareholders; increased costs and additional regulations and requirements as a result of becoming a public company; our ability to implement and maintain effective internal control over financial reporting in the future; the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make; and other risks and uncertainties, including those described under the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and our filings with the SEC.
We operate in a very competitive and challenging environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this release. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.
The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Unless specifically stated otherwise, our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make.

Investor Contact:
Westwicke Partners on behalf of K2M Group Holdings, Inc.
Mike Piccinino, CFA
443-213-0500
K2M@westwicke.com

K2M GROUP HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Data)

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$45,511	$34,646
Accounts receivable, net	46,430	38,773
Inventory, net	61,897	62,002
Prepaid expenses and other current assets	6,147	19,820
Total current assets	159,985	155,241
Property, plant and equipment, net	50,714	38,318
Goodwill	121,814	121,814
Intangible assets, net	22,758	33,123
Other assets, net	28,254	26,016
Total assets	$383,525	$374,512
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities under capital lease obligation	$973	$284
Accounts payable	15,367	22,483
Accrued expenses	15,673	13,559
Accrued payroll liabilities	12,068	11,507
Total current liabilities	44,081	47,833
Convertible senior notes	36,894	—
Capital lease obligation, net of current maturities	34,933	34,140
Deferred income taxes, net	5,017	5,042
Other liabilities	1,032	835
Total liabilities	121,957	87,850

Stockholders’ equity:
Common stock, $0.001 par value, 750,000,000 shares authorized; 42,282,741 and 41,337,692 shares issued and 42,274,130 and 41,337,692 shares outstanding, respectively	42	41
Additional paid-in capital	474,512	454,153
Accumulated deficit	(211,081)	(169,421)
Accumulated other comprehensive (loss) income	(1,771)	1,889
Treasury stock, at cost, 8,611 and 0 shares, respectively	(134)	—
Total stockholders’ equity	261,568	286,662
Total liabilities and stockholders’ equity	$383,525	$374,512

K2M GROUP HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Share and Per Share Data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenue	$61,791	$54,220	$236,634	$216,007
Cost of revenue	23,431	18,284	82,178	71,791
Gross profit	38,360	35,936	154,456	144,216
Operating expenses:
Research and development	5,558	5,060	21,547	19,868
Sales and marketing	27,244	26,047	111,376	105,635
General and administrative	14,921	12,408	56,264	54,983
Total operating expenses	47,723	43,515	189,187	180,486
Loss from operations	(9,363)	(7,579)	(34,731)	(36,270)
Other expense, net:
Foreign currency transaction loss	(1,331)	(261)	(2,430)	(1,813)
Interest expense	(1,720)	(587)	(4,425)	(941)
Total other expense, net	(3,051)	(848)	(6,855)	(2,754)
Loss before income taxes	(12,414)	(8,427)	(41,586)	(39,024)
Income tax expense	53	67	74	192
Net loss	$(12,467)	$(8,494)	$(41,660)	$(39,216)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.30)	$(0.21)	$(1.00)	$(0.97)
Weighted average common shares outstanding:
Basic and diluted	41,995,284	41,263,912	41,729,013	40,237,848

K2M GROUP HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Year Ended December 31,
	2016	2015
Operating activities
Net loss	$(41,660)	$(39,216)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	29,212	24,940
Provision for inventory reserve	5,572	1,680
Provision for allowance for doubtful accounts	68	319
Stock-based compensation	6,956	11,188
Accretion of discounts and amortization of issuance costs of convertible senior notes	1,604	—
Deferred income taxes	(33)	—
Changes in operating assets and liabilities:
Accounts receivable	(9,381)	(5,082)
Inventory	(3,439)	(8,766)
Prepaid expenses and other assets	(10,256)	(9,738)
Accounts payable, accrued expenses, and accrued payroll liabilities	8,059	6,365
Net cash used in operating activities	(13,298)	(18,310)
Investing activities
Purchase of surgical instruments	(12,275)	(10,905)
Purchase of property, plant and equipment	(17,439)	(2,787)
Changes in cash restricted for leasehold improvements	6,608	—
Purchase of intangible assets	(1,307)	(588)
Net cash used in investing activities	(24,413)	(14,280)
Financing activities
Borrowings on bank line of credit	19,500	25,000
Payments on bank line of credit	(19,500)	(25,000)
Proceeds from issuance of convertible senior notes, net of issuance costs	47,108	—
Proceeds from issuances of common stock, net of issuance costs	—	54,209
Principal payments under capital lease	(219)	—
Issuances and exercise of stock-based compensation benefit plans, net of income tax	2,244	2,017
Net cash provided by financing activities	49,133	56,226
Effect of exchange rate changes on cash and cash equivalents	(557)	(401)
Net increase in cash and cash equivalents	10,865	23,235
Cash and cash equivalents at beginning of period	34,646	11,411
Cash and cash equivalents at end of period	$45,511	$34,646

Significant non-cash investing activities
Buildings under capital lease	$—	$26,469
Leasehold improvements, including property under capital lease	$171	$6,884

Significant non-cash financing activities
Capital lease obligation	$1,708	$33,938
Accretion of senior convertible notes	$807	$—
Common stock offering costs	$—	$52

Cash paid for:
Income taxes	$159	$126
Interest	$382	$428

K2M GROUP HOLDINGS, INC.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)
(In Thousands)
Use of Non-GAAP Financial Measures
This press release includes the non-GAAP financial measures of revenue in constant currency, Adjusted Gross Profit, and Adjusted EBITDA.
The Company presents these non-GAAP measures because it believes these measures are useful indicators of the Company’s operating performance.  Management uses these non-GAAP measures principally as a measure of the Company's operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.  The Company also believes that these measures are useful to its management and investors as a measure of comparative operating performance from period to period.
Constant currency information compares results between periods as if exchange rates had remained constant period-to-period.  We calculate constant currency by converting the prior-year results using current-year foreign currency exchange rates.
Adjusted Gross Profit represents Gross Profit less amortization expense of surgical instruments and medical device excise tax expense (recovery).  The Company presented Adjusted Gross Profit because it believes it is a useful measure of the Company's gross profit and operating performance because the measure is not burdened by the timing impact of instrument purchases and related amortization as well as the medical device tax.
Adjusted EBITDA represents net loss plus interest expense, income tax (benefit) expense, depreciation and amortization, stock-based compensation expense, foreign currency transaction loss and a deduction for cash payments made for rent on the capital lease of the Company’s new headquarters and operations facilities, which commenced in October 2016.
The Company presents Adjusted EBITDA because it believes it is a useful indicator of the Company’s operating performance.  Management uses Adjusted EBITDA principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections.
Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items.  In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future.  Adjusted EBITDA contains certain other limitations, including the failure to reflect the Company’s cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized.  In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation.  The Company’s presentation of Adjusted EBITDA should not be construed to imply that the Company’s future results will be unaffected by any such adjustments.  Management compensates for these limitations by primarily relying on its GAAP results in addition to using Adjusted EBITDA supplementally.  The Company’s definition of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.
The following table presents reconciliations of gross profit to adjusted gross profit and net loss to Adjusted EBITDA for the periods presented.

$ in thousands	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Reconciliation from Gross Profit to Adjusted Gross Profit
Gross Profit	$38,360	$35,936	$154,456	$144,216
Instrument amortization	3,575	3,188	13,725	12,334
Medical device excise tax	12	(694)	(854)	514
Adjusted Gross Profit (a Non-GAAP Measure)	$41,947	$38,430	$167,327	$157,064

$ in thousands	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Reconciliation from Net Loss to Adjusted EBITDA
Net loss	$(12,467)	$(8,494)	$(41,660)	$(39,216)
Interest expense	1,720	587	4,425	941
Income tax expense	53	67	74	192
Depreciation and amortization	7,760	6,544	29,212	24,940
Stock-based compensation expense	1,575	2,325	6,956	11,188
Foreign currency transaction loss	1,331	261	2,430	1,813
Cash-based rent payments	$(801)	$—	$(801)	$—
Adjusted EBITDA (a Non-GAAP Measure)	$(829)	$1,290	$636	$(142)

The following table presents a reconciliation of net loss to Adjusted EBITDA for our 2017 guidance:

Year Ended December 31,
2017
Net loss	$(32,450)
Interest expense	6,700
Income tax expense	100
Depreciation and amortization	27,500
Stock-based compensation expense.	6,150
Foreign currency transaction loss	—
Adjusted EBITDA	$8,000

The reconciliation assumes the mid-point of the Adjusted EBITDA range and the midpoint of each component of the reconciliation, corresponding to guidance of $6.0 million to $10.0 million for 2017.